Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Eastern Gas Transmission and Storage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.600% Senior Notes due 2024	Rule 457(r)	$110,883,000	100%	$110,883,000	.0000927	$10,278.86	n/a	n/a	n/a	n/a

	Debt	3.000% Senior Notes due 2029	Rule 457(r)	$425,807,000	100%	$425,807,000	.0000927	$39,472.31	n/a	n/a	n/a	n/a

	Debt	4.800% Senior Notes due 2043	Rule 457(r)	$345,944,000	100%	$345,944,000	.0000927	$32,069.01	n/a	n/a	n/a	n/a

	Debt	4.600% Senior Notes due 2044	Rule 457(r)	$443,678,000	100%	$443,678,000	.0000927	$41,128.96	n/a	n/a	n/a	n/a

	Debt	3.900% Senior Notes due 2049	Rule 457(r)	$273,667,000	100%	$273,667,000	.0000927	$25,368.94	n/a	n/a	n/a	n/a

Fees Previously Paid	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Carry Forward Securities

Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

	Total Offering Amounts							$1,599,979,000

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$148,318.08